Exhibit 99.2

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

THE BANCorp, Inc.

La Grange, Kentucky

The undersigned hereby appoints R. Alex Rankin and Jonathan P. Westbrook (collectively, the “Proxies”) or either one of them, with full power to act alone, my proxy, with full power of substitution, to represent me and vote all the common stock of THE BANCorp, Inc. (the “Corporation”)  standing in my name or which I am otherwise entitled to vote as of the close of business on March 19, 2013, at the special meeting of the Corporation’s shareholders to be held at the Crestwood branch of THE BANK — Oldham County, 6317 West Highway 146, Crestwood, Kentucky, on Monday, April 22, 2013, at 2:00 p.m. or at any adjournments thereof with all the powers the undersigned would possess if personally present as follows:

1.                                      Merger Proposal.  To approve the Agreement and Plan of Merger, dated as of December 19, 2012, by and among S.Y. Bancorp, Inc. (“SYB”), Sanders Merger Sub, LLC, a wholly owned subsidiary of SYB (“Merger Sub”), and the Corporation, pursuant to which the Corporation will merge with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”). If the Merger is completed, each share of the Corporation’s common stock will be converted into the right to receive 12.7557 shares of SYB common stock plus, subject to certain potential adjustments, $185.81 in cash.

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.                                      Adjournment.  To approve a proposal to adjourn the special meeting, if necessary, including an adjournment to permit solicitation of additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the Merger.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.             Other Business.  In their discretion, the Proxies are authorized to act upon such other matters as may properly be brought before the special meeting or any adjournment thereof.

The Board of Directors recommends a vote “FOR” the Merger proposal (Item 1) and “FOR” the proposal to adjourn the special meeting, if necessary (Item 2).

PLEASE MARK, DATE, SIGN AND RETURN IMMEDIATELY

This proxy relates to ALL shares owned by the undersigned.

This proxy is solicited by the Board of Directors of the Corporation.  When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder.  If no instruction is indicated, the shares represented by this proxy will be voted for the Merger proposal (Item 1) and for the proposal to adjourn the special meeting, if necessary (Item 2).

[Please sign and date on the back.]

Shareholders should sign this proxy exactly as their name appears on the stock certificate.  If stock is held jointly, both owners should sign this proxy.  Executors, administrators, trustees, guardians, and others signing in a representative capacity should indicate the capacity in which they sign.

Date
Signature

Signature, if held jointly